Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces Third Quarter 2012 Results

Denver, Colorado – (Business Wire) – October 18, 2012 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its third quarter ended September 30, 2012.

Highlights for the third quarter of 2012 as compared to the third quarter of 2011 include:

•	Revenue increased 18.4% to $700.5 million

•	Comparable restaurant sales increased 4.8%

•	Opened 36 new restaurants

•	Restaurant level operating margin was 27.4%, an increase of 70 basis points

•	Net income was $72.3 million, an increase of 19.6%

•	Diluted earnings per share was $2.27, an increase of 19.5%

Highlights for the nine months ended September 30, 2012 as compared to the prior year include:

•	Revenue increased 21.5% to $2.03 billion

•	Comparable restaurant sales increased 8.3%

•	Opened 123 new restaurants

•	Restaurant level operating margin was 28.0%, an increase of 210 basis points

•	Net income was $216.6 million, an increase of 37.6%

•	Diluted earnings per share was $6.80, an increase of 37.1%

“We have always believed that good food should be affordable and accessible to everyone. We’re delighted that our continuing efforts to serve the very best food made from high quality ingredients raised with respect for the animals, the environment, and farmers and that is freshly prepared using classical cooking techniques is resonating with our customers. This is helping us realize our vision of changing the way people think about and eat fast food,” said Steve Ells, Founder, Chairman and Co-CEO of Chipotle.

Third quarter 2012 results

Underlying sales transaction trends have remained stable over the past two quarters despite an uncertain economy and competitive environment.

Revenue for the quarter was $700.5 million, up 18.4% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 4.8% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by the impact of increased traffic and to a lesser extent by menu price increases taken in the Pacific Region in 2012. Transaction trends were about the same as the second quarter, but comparable restaurant sales increases were impacted by the loss of 330 basis points from price increases that rolled off during the quarter.

During the quarter we opened 36 new restaurants, including two restaurants in London, England, bringing the total restaurant count to 1,350.

Restaurant level operating margin was 27.4% in the quarter, an increase of 70 basis points from the prior year period. The increase was primarily driven by leverage from higher average restaurant sales.

G&A costs were 6.9% of revenue, up 60 basis points from the prior year period. The increase as a percent of revenue was driven by the impact of holding the biennial All Managers’ Conference in the third quarter, higher stock based compensation expense, and about $1 million in bad debt expense related to general contractor insolvencies, partially offset by the positive impact of comparable restaurant sales growth. The prior year quarter also benefited from a gain recognized from our deferred compensation plan.

Net income for the third quarter of 2012 was $72.3 million, or $2.27 per diluted share, compared to $60.4 million, or $1.90 per diluted share, in the third quarter of 2011.

Results for the nine months ended September 30, 2012

Revenue for the first nine months of 2012 was $2.03 billion, up 21.5% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and an 8.3% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic as well as the impact from menu price increases, most of which were taken in 2011.

During the first nine months of the year, we opened 123 new Chipotle restaurants, bringing the total restaurant count to 1,350.

Restaurant level operating margin was 28.0% for the first nine months, an increase of 210 basis points from the prior year period. The increase was primarily driven by the impact of leverage from higher restaurant sales.

G&A costs for the first nine months of 2012 were 6.9% of revenue, or 20 basis points higher than the prior year period. The increase as a percent of revenue was driven by higher stock based compensation expense and the biennial All Managers’ Conference, partially offset by the positive impact of comparable restaurant sales growth.

Net income for the first nine months of 2012 was $216.6 million, or $6.80 per diluted share, compared to $157.5 million, or $4.96 per diluted share, in the first nine months of 2011.

Our Board of Directors has also approved the investment of up to an additional $100 million to repurchase shares of our common stock exclusive of commissions. This repurchase authorization, in addition to $34.7 million available as of September 30, 2012 for repurchases under previously-announced repurchase authorizations, may be modified, suspended, or discontinued at any time.

“Our strong people culture continues to drive our success in both attracting loyal customers and in delivering exceptional results. Our restaurant teams are ambitious and passionate about developing teams of top performers who have high standards and are dedicated to delivering the best dining experience possible to our guests,” commented Co-CEO Monty Moran.

Outlook

For 2012, management expects the following:

•	New restaurant openings at, or above, the previously announced range of 155-165

•	Mid-single digit comparable restaurant sales growth for the full year

•	An effective tax rate of approximately 39.0%

For 2013, management expects the following:

•	165-180 new restaurant openings

•	Flat to low-single digit comparable restaurant sales

•	Approximately the same effective tax rate as 2012

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13 th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the third quarter 2012 financial results today at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing 1-877-741-4241 or for international callers by dialing 1-719-325-4933. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 8693134. The replay will be available until October 25, 2012. The call will be webcast live from the Company’s website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. A similarly focused people culture, with an emphasis on identifying and empowering top performing employees, enables us to develop future leaders from within. Chipotle opened its first restaurant in 1993 and currently operates over 1,350 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales increases, and effective tax rates in 2012 and 2013, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages; changes in consumer preferences, general economic conditions or consumer discretionary spending; the effect of competition in the restaurant industry; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; the impact of increasing general and administrative expenses due to higher non-cash stock-based compensation expense and other increased expenses; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; security risks associated with the acceptance of electronic payment cards; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,
	2012		2011
Revenue	$700,528	100.0%	$591,854	100.0%

Restaurant operating costs (Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	228,566	32.6	195,793	33.1
Labor	162,655	23.2	138,046	23.3
Occupancy	43,777	6.2	37,117	6.3
Other operating costs	73,728	10.5	63,167	10.7
General and administrative expenses	48,606	6.9	37,254	6.3
Depreciation and amortization	21,362	3.0	18,741	3.2
Pre-opening costs	2,772	0.4	2,448	0.4
Loss on disposal of assets	1,399	0.2	1,278	0.2

Total operating expenses	582,865	83.2	493,844	83.4

Income from operations	117,663	16.8	98,010	16.6

Interest and other income, net	547	0.1	448	0.1

Income before income taxes	118,210	16.9	98,458	16.6
Provision for income taxes	(45,910)	(6.6)	(38,025)	(6.4)

Net income	$72,300	10.3%	$60,433	10.2%

Earnings per share:
Basic	$2.28		$1.93

Diluted	$2.27		$1.90

Weighted average common shares outstanding:
Basic	31,643		31,331

Diluted	31,846		31,832

Comprehensive income	$73,260		$59,792

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Nine months ended September 30,
	2012		2011
Revenue	$2,032,063	100.0%	$1,672,799	100.0%

Restaurant operating costs (Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	656,673	32.3	546,822	32.7
Labor	474,535	23.4	401,039	24.0
Occupancy	126,044	6.2	108,627	6.5
Other operating costs	206,260	10.2	182,773	10.9
General and administrative expenses	140,235	6.9	111,438	6.7
Depreciation and amortization	61,989	3.1	55,740	3.3
Pre-opening costs	8,526	0.4	5,350	0.3
Loss on disposal of assets	4,124	0.2	4,316	0.3

Total operating expenses	1,678,386	82.6	1,416,105	84.7

Income from operations	353,677	17.4	256,694	15.3

Interest and other income (expense), net	1,358	0.1	(1,271)	(0.1)

Income before income taxes	355,035	17.5	255,423	15.3
Provision for income taxes	(138,388)	(6.8)	(97,951)	(5.9)

Net income	$216,647	10.7%	$157,472	9.4%

Earnings per share:
Basic	$6.86		$5.05

Diluted	$6.80		$4.96

Weighted average common shares outstanding:
Basic	31,583		31,195

Diluted	31,881		31,772

Comprehensive income	$217,232		$157,556

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$421,149	$401,243
Accounts receivable, net of allowance for doubtful accounts of $1,062 and $208 as of September 30, 2012 and December 31, 2011, respectively	14,566	8,389
Inventory	9,964	8,913
Current deferred tax asset	7,394	6,238
Prepaid expenses and other current assets	24,666	21,404
Income tax receivable	26,198	—
Investments	152,742	55,005

Total current assets	656,679	501,192

Leasehold improvements, property and equipment, net	835,654	751,951
Long term investments	159,011	128,241
Other assets	32,922	21,985
Goodwill	21,939	21,939

Total assets	$1,706,205	$1,425,308

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$65,094	$46,382
Accrued payroll and benefits	50,068	60,241
Accrued liabilities	44,031	46,456
Current portion of deemed landlord financing	140	133
Income tax payable	—	4,241

Total current liabilities	159,333	157,453

Deferred rent	160,132	143,284
Deemed landlord financing	3,423	3,529
Deferred income tax liability	59,742	64,381
Other liabilities	15,959	12,435

Total liabilities	398,589	381,082

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of September 30, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value, 230,000 shares authorized, 34,905 and 34,357 shares issued as of September 30, 2012 and December 31, 2011, respectively	349	344
Additional paid-in capital	805,366	676,652
Treasury stock, at cost, 3,345 and 3,105 common shares at September 30, 2012 and December 31, 2011, respectively	(386,987)	(304,426)
Accumulated other comprehensive income	782	197
Retained earnings	888,106	671,459

Total shareholders’ equity	1,307,616	1,044,226

Total liabilities and shareholders’ equity	$1,706,205	$1,425,308

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Nine months ended September 30,
	2012	2011
Operating activities
Net income	$216,647	$157,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,989	55,740
Deferred income tax provision (benefit)	(5,792)	11,470
Loss on disposal of assets	4,124	4,316

Bad debt allowance	906	29
Stock-based compensation expense	52,252	32,621
Excess tax benefit on stock-based compensation	(74,576)	(38,483)

Other	367	2,476
Changes in operating assets and liabilities:
Accounts receivable	(7,059)	(136)
Inventory	(1,047)	(1,670)
Prepaid expenses and other current assets	(3,243)	(6,669)
Other assets	(10,867)	9
Accounts payable	8,368	6,738
Accrued liabilities	(12,626)	(12,893)
Income tax payable/receivable	44,137	64,966
Deferred rent	16,834	12,940
Other long-term liabilities	3,523	1,943

Net cash provided by operating activities	293,937	290,869

Investing activities
Purchases of leasehold improvements, property and equipment	(137,505)	(92,867)
Acquisition of interests in equity method investment	—	(586)
Purchases of investments	(128,870)	(99,702)
Maturities of investments	—	90,007

Net cash used in investing activities	(266,375)	(103,148)

Financing activities
Acquisition of treasury stock	(82,561)	(41,810)
Proceeds from employee stock plans	249	535
Excess tax benefit on stock-based compensation	74,576	38,483
Payments on deemed landlord financing	(99)	(89)

Net cash used in financing activities	(7,835)	(2,881)

Effect of exchange rate changes on cash and cash equivalents	179	197
Net change in cash and cash equivalents	19,906	185,037
Cash and cash equivalents at beginning of period	401,243	224,838

Cash and cash equivalents at end of period	$421,149	409,875

Supplemental disclosures of cash flow information
Increase in purchases of leasehold improvements, property, and equipment accrued in accounts payable	$10,331	$8,569

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2012	2012	2012	2011	2011
Number of restaurants opened	36	55	32	67	32
Restaurant relocations or closures	(2)	(1)	—	—	—
Number of restaurants at end of period	1,350	1,316	1,262	1,230	1,163
Average restaurant sales	$2,119	$2,106	$2,072	$2,013	$1,973
Comparable restaurant sales increases	4.8%	8.0%	12.7%	11.1%	11.3%